Exhibit 5
Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202
June 28, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
     Re: LCA-Vision Inc. 2006 Stock Incentive Plan
Dear Sir or Madam:
We have acted as counsel for LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with the Company’s 2006 Stock Incentive Plan (the “Plan”). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the 1,750,000 shares of common stock, $.001 par value, of the Company which may be issued and sold pursuant to the Plan (the “Shares”) will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of the Shares.
Very truly yours,
Patricia O. Lowry